Contact:  Troy D'Ambrosio
          Convergence Communications, Inc.
          (801) 328-5618
          tdambrosio@convergence-comm.net

          CONVERGENCE COMMUNICATIONS, INC., SECURES TOTAL FINANCING OF
             $109.5 MILLION IN PRIVATE EQUITY AND CREDIT FACILITIES

       -- U.S. Provider of High-Speed Broadband Services to Latin America
          Will Fund Further Infrastructure Enhancements in the Region--

December 6, 1999 - Salt Lake City, Utah - Convergence Communications, Inc., a leading facilities-based operator of broadband telecommunications networks in Latin America, announced today that it has secured $109.5 million of private equity and credit facilities ($83.5 million of private equity and a credit facility of $26 million). An investor group consisting of Telematica EDC, C.A., TCW/Latin America Partners, LLC, FondElec Essential Services Growth Fund, L.P., Internexus S.A., the International Finance Corporation and Glacier Latin-America LTD., participated in this round.

"We are very pleased to have assembled a group of investors that provide the Company both the capital resources as well as regional and industry knowledge to continue building Latin America's leading broadband telecommunications company," said Lance D'Ambrosio, Chairman and Chief Executive Officer. "This round of financing will allow the Company to aggressively add customers in our operating markets and expand the networks to additional markets."

ING Barings managed the private placement and serves as a financial advisor to the Company.

About Telematica EDC, C.A.:
Telematica EDC is a private company which focuses in the telecommunication business (data transmission and mobile communication). Telematica EDC is a subsidiary of Corporacion EDC, C.A. ("CEDC"). CEDC is one of Latin America's premier companies and concentrates its activities in electricity (Generation, Transmission and Distribution), telecommunications, water and gas businesses in the Andean region and Central America.

About TCW/Latin America Partners, LLC:
TCW/Latin America Partners is a private equity fund, which focuses on investments in Latin America and is affiliated with the TCW Group. Founded in 1971, the TCW Group of companies, including Trust Company of the West, manages approximately $55 billion in assets for many of America's largest corporate, public and union pension plans, charitable foundations, endowments and financial institutions. Headquartered in Los Angeles, California, TCW also maintains offices in San Francisco, Houston, New York, Hong Kong and London.

About FondElec Essential Services Growth Fund:
The FondElec Essential Services Growth Fund L.P. is managed by the FondElec Group, a private equity investment firm founded in 1992 to capitalize on the growth of worldwide emerging market electricity, gas, water and wireless communications businesses. The FondElec Group has closed over $570 million of infrastructure investments in emerging markets for funds under management and co-investors. Investors in the FondElec Essential Services Growth Fund includes affiliates of CMS Energy Inc., Tomen Corp., the InterAmerican Investment affiliate of the InterAmerican Development Bank and Bayernwerk, A.G.


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Convergence Communications /2

About Internexus, S.A.:
Internexus S.A. is a company in Argentina funded by private capital with the purpose to invest in leading edge technologies.

About the International Finance Corporation:
IFC is the largest multilateral source of loan and equity financing for private sector projects in the developing world. IFC finances and provides advice for private sector ventures and projects in developing countries in partnership with private investors. Since its founding in 1956, IFC has committed more than USD $21.2 billion in financing for its own account and has arranged USD $15 billion in syndication and underwriting for 1,852 companies in 129 developing countries.

About Glacier Latin-America LTD.:
Glacier Latin America Ltd., is a private equity fund dedicated to investing in the Andean Region, Central America and Mexico. The Fund seeks investment opportunities in companies that require growth capital and experienced management support to expand in the region. Glacier's management team is comprised of hand-on proven entrepreneurs who have a long-standing track record of creating and managing their own portfolio of highly successful ventures. The Fund has invested in the telecommunications, entertainment, education and quick service restaurants industries.

About Convergence Communications, Inc.:
Convergence    Communications,    Inc.,    is   a   leading    facilities-based,
telecommunications   company  which  owns  and  operates   IP-based,   broadband
metropolitan area networks. The Company offers a "one-stop" menu of telecommunications, data and Internet services to businesses and consumers in Latin America. The Company has over 10,000 kilometers of fiber optic cable and provides first-mile broadband connections through a variety of delivery technologies including fiber optic cable, hybrid fiber coaxial cable and broadband fixed wireless connections. The Company serves over 30,000 customers and currently has operations in six Countries - Mexico, Guatemala, El Salvador, Costa Rica, Panama and Venezuela.

About ING Barings:
ING Barings is the organization and trade name used by ING Bank N.V. and certain of its subsidiaries for the conduct of its activities in the field of international corporate and investment banking, including treasury services, M&A, corporate and sovereign lending, fixed income and equity origination, trading, sales and research. ING Bank N.V. is part of ING Group, one of the largest integrated financial services organizations in the world.

                                      # # #


The statements contained in this release that are not purely historical are forward-looking statements, as defined in section 21E of the Securities Exchange Act of 1934, and include the Company's beliefs, expectations or intentions regarding its future operations, acquisitions and financial condition. All forward-looking statements included in this release are made as of the date hereof and are based upon information available to the Company as of such date. The Company assumes no obligation to update any forward-looking statements. It is important to note that actual outcomes could differ materially from such forward-looking statements.